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                                                                    EXHIBIT 12.1


        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

          Pinnacle's ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                                                                                   Three
                                                                                                                   Months
                                                                                                                   Ended
                                                           Fiscal Year Ended December 31,                         March 31,
                                                 -------------------------------------------------------------    ---------
                                                   1996         1997         1998         1999         2000         2001
                                                 ---------    ---------    ---------    ---------    ---------    ---------
                                                                            (In thousands)
Pre-tax loss from continuing operations
   before adjustment for in-kind preferred
   stock dividends and accretion .............   $  (2,016)   $  (8,461)   $ (36,630)   $ (61,094)   $(124,870)   $ (37,869)
Fixed charges:
   Interest expense ..........................       1,155        6,925       12,300       22,953       38,280       17,570
   Amortization of original issue discount
     and debt issue costs ....................         164          292       16,426       23,708       27,427        7,188
   Rentals:
      Office space (33%) .....................          32           62          102          134          253           78
      Telecommunications sites (33%) .........         124          427        1,106        5,531       13,859        3,531
   Preferred stock dividends and accretion ...          --           --        3,094        2,930            0            0
                                                 ---------    ---------    ---------    ---------    ---------    ---------
Total fixed charges ..........................       1,475        7,706       33,028       55,256       79,819       28,367
                                                 =========    =========    =========    =========    =========    =========
Pre-tax loss from continuing operations before
   adjustment for in-kind preferred stock
   dividends and accretion plus fixed charges    $    (541)   $    (755)   $  (6,696)   $  (8,768)   $ (45,051)   $  (9,502)
                                                 =========    =========    =========    =========    =========    =========
Ratio of earnings to fixed charges ...........         (a)          (a)          (a)          (a)          (a)          (a)
                                                 =========    =========    =========    =========    =========    =========

(a) Due to Pinnacle's losses in 1996, 1997, 1998, 1999, 2000 and the three months ended March 31, 2001, the ratio coverage was less than 1:1. Pinnacle must generate additional earnings of $2,016, $8,461, $39,724, $64,024, $124,870 and
$37,869 in 1996, 1997, 1998, 1999, 2000 and the three months ended March 31,
2001, respectively, to achieve a coverage ratio of 1:1.